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                                                                      EXHIBIT 99


                                  PRESS RELEASE


TEAM AMERICA CORPORATION EXPANDS WESTWARD INTO THE HEART OF SILICON VALLEY IN MERGER WITH WORKFORCE STRATEGIES, INC.

         COLUMBUS, OHIO, Sept. 8 -- TEAM America Corporation (Nasdaq: TMAM) announces today that it has merged with San Francisco, California based Workforce Strategies, Inc. TEAM America and Workforce are Professional Employer Organizations, "PEOs," which provide outsourcing of human resource, payroll, benefits, employment liability protection and placement services to small and medium sized businesses. TEAM America Corporation has approximately 4800 worksite employees and Workforce has approximately 1800. The combined entity will have approximately 6600 worksite employees.

         Mr. Richard C. Schilg, CPES, Founder, President and CEO of TEAM America, said, "The merger gives TEAM America a West Coast platform for expansion and growth as well as marketing opportunities in the lucrative Silicon Valley. The synergy between our companies is outstanding and this merger gives us an opportunity to expand outside of the Ohio market, where TEAM America has a strong market position in PEO services."

         Workforce Strategies, Inc. also has a strong market position in the San Francisco Bay Area market with its principal offices in Lafayette, California and a branch office in Sunnyvale, California in the heart of the Silicon Valley. Workforce Strategies also has a new office it is developing in Chicago, Illinois where S. Cash Nickerson, JD, MBA, Founder, President and CEO of Workforce was a Mergers and Acquisitions Lawyer in the third largest law firm in Chicago, Jenner & Block, prior to moving to California.

         "As a result of the merger, our shareholders, clients and employees can benefit from TEAM America's 11 years experience and financial resources as a publicly traded company," Nickerson said. "By combining with them we can take full advantage of their knowledge and experience, as well as certain economies of scale." Nickerson went on to say, "With TEAM America in the East and Workforce in the West, we can meet in the middle with a golden spike expansion plan."

         Nickerson, a Washington University Law School Graduate, St. Louis, Mo., JD, MBA, business consultant, and public speaker, will be President of TEAM America of California, Inc. and be responsible for growing the California and Chicago Market. He will also assist TEAM America Corporation in future mergers and acquisitions as Executive Vice President of Corporate Development.



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         The merger agreement will provide Workforce shareholders an undisclosed amount of cash and shares of TEAM America stock and options. TEAM America completed an initial public offering of common stock on December 10, 1996 raising a net amount of over $13 million through the Ohio Company and Roney & Company of Detroit. Earlier this year in March 1997, TEAM America successfully completed an acquisition of AEM, Inc., a PEO in Dover, Ohio, adding 650 employees.

         TEAM America, as a PEO relieves client businesses of the administrative responsibilities and liabilities of being an employer through outsourcing human resources, payroll benefits, employment liability and placement functions, so they can focus on their core business. As a result of the merger, TEAM America will now have offices in: Columbus, Cleveland, Dayton, Dover, and Cincinnati, Ohio; Indianapolis, Indiana; Orlando, Florida; Chicago, Illinois; San Francisco bay Area of Lafayette and Sunnyvale, California.

         TEAM America's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, Ohio 43085. Phone: 614-848-3995; Fax: 614-848-7639; Toll
Free: 800-962-2758. Workforce Strategies, Inc. corporate offices are located at 3730 Mt. Diablo Boulevard, Suite 320, Lafayette, California 94549. Phone:
510-299-1790; Fax: 510-299-1791.

SOURCE:  TEAM America  Corporation

CONTACT: Richard C. Schilg, CEO, of  TEAM America,  614-848-3995; or
S. Cash Nickerson, CEO, of  Workforce  Strategies, 510-299-1790.


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